Exhibit 99.1

FOR IMMEDIATE RELEASE

February 8, 2022

ART’S WAY MANUFACTURING ANNOUNCES

POSITIVE EARNINGS IN FISCAL 2021 DESPITE

SUPPLY CHAIN CHALLENGES IN RECOVERING

ECONOMY

ARMSTRONG, IOWA, February 8, 2022 – Art’s Way Manufacturing Co., Inc. (Nasdaq: ARTW), a diversified, international manufacturer and distributor of equipment serving agricultural, research and steel cutting needs, announces its financial results for fiscal 2021.

	For the Twelve Months Ended
	(Consolidated)
	November 30, 2021	November 30, 2020
Sales	$24,965,000	$22,409,000
Operating Income (Loss)	$523,000	$(3,910,000)
Net Income (Loss)	$213,000	$(2,103,000)
EPS (Basic)	$0.05	$(0.48)
EPS (Diluted)	$0.05	$(0.48)

Weighted Average Shares Outstanding:
Basic	4,515,229	4,393,887
Diluted	4,515,229	4,393,887

Sales: Our consolidated net sales totaled $24,965,000 for the 2021 fiscal year, which represents a 11.4% increase from our consolidated net sales of $22,409,000 for the 2020 fiscal year.

Our Agricultural Products segment’s net sales for the 2021 fiscal year were $16,826,000 compared to $13,085,000 during the 2020 fiscal year, an increase of $3,741,000, or 28.6%. The sales increase is attributable to favorable agriculture market conditions as commodity prices hit five year highs. We saw increased demand for our grinder mixers, manure spreaders and beet harvesting equipment in fiscal 2021. We are carrying even higher backlog numbers than we saw in fiscal 2021 as we transition to fiscal 2022.

Our Modular Buildings segment’s net sales for the 2021 fiscal year were $5,678,000 compared to $6,993,000 for the 2020 fiscal year, a decrease of $1,315,000, or 18.8%. The decrease in sales was attributable to a large construction project spanning the last three fiscal years that reached completion in fiscal 2021.

Our Tools segment’s net sales for the 2021 fiscal year were $2,461,000 compared to $2,331,000 for the 2020 fiscal year, an increase of $130,000, or 5.6%. This segment has not fully recovered from the drop in oil prices at the start of the pandemic in fiscal 2020 that flattened our sales.

Net Income: Consolidated net income for the 2021 fiscal year was $213,000 compared to net loss of $(2,103,000) in the 2020 fiscal year, an improvement of $2,316,000.

Agricultural Products. Despite continued margin pressure from increasing material and component costs in fiscal 2021, our Agricultural Products segment was able to combat margin erosion through multiple price increases to customers. Much of the net income improvement year on year was due to $996,000 of inventory obsolescence expense we had in fiscal 2020 that was related to increasing reserves on product lines that we eliminated strategically from our offering including UHC reels, Miller Pro forage boxes, rakes and augers, which was not repeated in fiscal 2021. We also saw an 18% increase in our labor output on roughly the same amount of wages in fiscal 2021 due to increased demand and better shop floor planning. We did see an increase in selling expenses in our Agricultural Products segment from a rebranding initiative that took place in fiscal 2021 and the addition of a product development manager to help drive our product lines towards the needs of the customer. The rebranding initiative refreshed the Art’s Way logo, website, and literature to better fit the hard-working customers we serve. The Agricultural Products segment’s general and administrative expenses were down in fiscal 2021 as we incurred some one-time pandemic and dual salaries expense in fiscal 2020 as we transitioned two members of senior management.

Modular Buildings. In Q2 of fiscal 2021, we completed a large construction contract that was negatively affecting our profitability. The execution of new contracts with higher quality margins helped improve our bottom line in fiscal 2021. While our commission expense rose in fiscal 2021 due to increased agricultural building sales and demand, we saw an overall decrease in operating expenses from decreased bonus expense, one-time pandemic expense in fiscal 2020 and reduced corporate allocation expense which also led to net income improvement.

Tools. The Tools segment was the only segment that did not record profitability in fiscal 2021 with a net loss of approximately $(155,000). Our backlog has remained steady and strong since the pandemic. Like the majority of businesses in current economic conditions, we are having trouble maintaining a skilled workforce, but have taken steps to increase automation to lessen this burden. We did see a significant drop in operating expenses from fiscal 2020 including deceased bonus expense, corporate allocation expense and OEM implementation costs in fiscal 2021.

Income per Share: Income per basic and diluted share for the 2021 fiscal year was $0.05, compared to loss per basic and diluted share from continuing operations of $(0.48) for the same period in the 2020 fiscal year.

President and CEO of Art’s Way, David King, reports, “Our dedicated team members continued to deliver exceptional performance in Q4 of fiscal 2021 leading to positive results. We overcame ongoing challenges with the supply chain, skilled labor shortages and the impacts of COVID-19 to deliver to our customers. While supply chain constraints are expected to continue for the foreseeable future, our team continues to work closely with suppliers to mitigate disruptions.

We were very pleased to see continued operational efficiency gains from our ongoing efforts to become leaner as a manufacturer. Investment in capital equipment and automation with positive ROI across all three business segments is strengthening our position moving forward.

The new year is off to a robust start as we are experiencing one of the largest backlogs in company history. Strong commodity prices and favorable farm income are creating strong demand for the Agricultural Products segment while improved oil prices continues to add to Tools segment backlog.  Paired with increased interest in modular buildings, we are optimistic for another very successful year.”

About Art’s Way Manufacturing Co., Inc.

Art's Way manufactures and distributes farm machinery niche products including animal feed processing equipment, sugar beet defoliators and harvesters, land maintenance equipment, forage equipment, manure spreaders, as well as modular animal confinement buildings and laboratories, and specialty tools and inserts. After-market service parts are also an important part of Art’s Way’s business. Art’s Way has three reporting segments: agricultural products; modular buildings; and tools.

For more information, including an archived version of the conference call, contact: David King, President and Chief Executive Officer

712-864-3131

investorrelations@artsway-mfg.com

Or visit our website at www.artsway-mfg.com/

Cautionary Statements

This release includes "forward-looking statements" within the meaning of the federal securities laws. Statements made in this release that are not strictly statements of historical facts, including our expectations regarding: (i) our business position; (ii) the impact of cost-cutting measures; (iii) future results; (iv) the timing of increased performance; (v) the benefits of our business model and strategy; and (vi) the impact of and expectations around our current backlog, are forward-looking statements. Statements of anticipated future results are based on current expectations and are subject to a number of risks and uncertainties, including, but not limited to: customer demand for our products; credit-worthiness of our customers; our ability to operate at lower expense levels; our ability to attract and maintain a skilled workforce; our ability to complete projects in a timely and efficient manner in accordance with customer specifications; our ability to renew or obtain financing on reasonable terms; our ability to repay current debt, continue to meet debt obligations and comply with financial covenants; domestic and international economic conditions; factors affecting the strength of the agricultural sector; the cost of raw materials; unexpected changes to performance by our operating segments; obstacles related to liquidation of product lines and segments; and other factors detailed from time to time in our Securities and Exchange Commission filings. Actual results may differ markedly from management's expectations. We caution readers not to place undue reliance upon any such forward-looking statements. We do not intend to update forward-looking statements other than as required by law.